Exhibit 99.1

KKR Financial Holdings LLC Announces Third Quarter 2013 Financial Results and

Quarterly Distribution of $0.22 per Common Share

SAN FRANCISCO, October 23, 2013—KKR Financial Holdings LLC (NYSE:KFN) (“KFN” or the “Company”) today announced its results for the third quarter ended September 30, 2013.

Third Quarter 2013 Highlights

•                  Net income available to common shareholders totaled $33.0 million, compared with $112.0 million for the same period of 2012.

•                  Net income per diluted common share totaled $0.16, compared with $0.61 for the comparable prior-year period.

•                  A quarterly cash distribution of $0.22 per common share was declared for the third quarter of 2013.

•                  Book value per common share was $10.42 as of September 30, 2013 as compared to book value per common share of $10.41 as of June 30, 2013.

For the three months ended September 30, 2013, the Company reported net income available to common shareholders of $33.0 million, or $0.16 per diluted common share, compared with $112.0 million, or $0.61 per diluted common share, for the comparable prior-year period.  For the nine months ended September 30, 2013, the Company reported net income available to common shareholders of $203.8 million, or $1.01 per diluted common share, compared with $271.2 million, or $1.48 per diluted common share, for the comparable prior-year period.

The Company’s third quarter 2013 results included total revenues of $128.7 million, total investment costs and expenses of $77.9 million, total other income of $6.2 million, and total other expenses of $17.1 million. Comparatively, KFN’s third quarter 2012 results reflected total revenues of $143.3 million, total investment costs and expenses of $70.9 million, total other income of $73.0 million, and total other expenses of $33.2 million.

Total revenues of $128.7 million for the third quarter of 2013 represented a decline of approximately 10% from the comparable prior-year period.  Loan and securities interest income comprised 73% of total revenue and oil and gas revenue comprised 25%, as compared to 84% and 15%, respectively, for the prior-year period.  The Company’s loan and securities interest income declined from $120.8 million for the quarter ended September 30, 2012 to $93.5 million for the quarter ended September 30, 2013.  This resulted primarily from (a) a decline of approximately 64 basis points, or 12%, in the annualized interest rate being earned on the Company’s loan portfolio during the third quarter of 2013 versus 2012; (b) a $9.3 million decline in scheduled and prepayment-related discount accretion from the Company’s loan portfolio; and (c) a $6.6 million decline in securities interest income excluding discount accretion, largely resulting from a reduction in the Company’s high-yield bond holdings across its strategies from a par value of $500.5 million to $458.9 million over the year.  These were partially offset largely by oil and gas revenue, which increased by $11.0 million from the prior-year period.

Total investment costs and expenses of $77.9 million for the third quarter of 2013 represented an increase of approximately 10% from the comparable prior-year period.  This was primarily due to the recording of a provision for loan losses of $9.3 million for the third quarter of 2013 as compared to no provision being recorded for the prior-year period.  In addition, expenses associated with the Company’s oil and gas portfolio increased by approximately $4.2 million from the prior-year period, resulting from acquisitions during the twelve months ending September 30, 2013.  These factors were partially offset by a $6.8 million decline in interest expense and interest expense to affiliates largely resulting from the amortization of the Company’s legacy collateralized loan obligations.

Total other income of $6.2 million for the third quarter of 2013 reflected a decrease from $73.0 million during the comparable prior-year period, stemming primarily from a materially lower level of realized and unrealized gains on investments.

Total other expenses of $17.1 million for the third quarter of 2013 reflected a decrease from $33.2 million during the comparable prior-year period, primarily due to a lower level of related party management compensation in light of the Company’s third-quarter performance.

“Our results reflect the environment in which KFN is operating, as yields continue to compress and many of our legacy CLOs continue to amortize,” said Craig J. Farr, CEO of KFN.  “That said, we found a number of attractive opportunities for capital deployment during the quarter, and we’re focusing the business on cash-yielding, credit-oriented strategies in order to drive ongoing shareholder value.”

Selected Portfolio Activity

Bank Loans and High-Yield Debt Strategy

On September 30, 2013, the Company announced that it had added $300 million to the total facility size of KKR Financial CLO 2011-1, Ltd. (“CLO 2011-1”).  The increase results from an amendment to the transaction whereby CLO 2011-1 may now borrow up to an incremental $225 million to purchase senior secured corporate loans.  In connection with the upsize, the Company increased its residual interest in the transaction through the acquisition of an additional $75 million of subordinated notes issued by CLO 2011-1.  The cost of the financing remains three-month LIBOR plus 1.35%.

Private Equity Strategy

On August 20, 2013, KKR announced the formation of Maritime Finance Company (“Maritime Finance”), a new specialty finance company created to originate, structure, underwrite, invest in and distribute debt financings secured by high-quality maritime assets, including drilling rigs, development and production assets, subsea construction vessels and other traditional shipping assets. KFN served as anchor investor in the equity raise, committing $150.0 million of the $580.0 million raised.  These proceeds are funding the establishment and operation of Maritime Finance as well as the acquisition of a seed portfolio of outstanding loans.  Over time, the portfolio is expected to generate a regular cash yield, providing distributions to equity holders.

To date, KFN has deployed $84.3 million of its total commitment.

Book Value

Book value per common share increased to $10.42 as of September 30, 2013 from $10.41 as of June 30, 2013.  The increase was predominantly driven by (a) third-quarter net income available to common shareholders of $0.16 per diluted common share and (b) a decrease in the Company’s accumulated other comprehensive loss, a component of shareholders’ equity, of $0.05 per diluted common share as a result of increases in the value of certain interest rate swaps designated as cash flow hedges, as well as certain securities available for sale.  These factors were partially offset by distributions of $0.21 per share paid to common shareholders during the quarter.

Distribution

On October 23, 2013, the Company’s board of directors declared a cash distribution of $0.22 per common share.  The distribution is payable on November 20, 2013 to common shareholders of record as of the close of business on November 6, 2013.

Conference Call and Webcast

The Company will host a conference call and audio webcast to review its results for the third quarter ended September 30, 2013 on October 23, 2013, at 2:00 p.m. PT (5:00 p.m. ET).  The conference call may be accessed by dialing (877) 303-4382 (domestic) or +1 (253) 237-1193 (international); a pass code is not required.  A replay of the live broadcast will be available by dialing (855) 859-2056 (domestic) and +1 (404) 537-3406 (international), pass code 68903529, beginning approximately two hours after completion of the event.  Additionally, the conference call will be broadcast live over the Internet and subsequently archived and may be accessed through the KFN Investor Relations section of the KKR website at http://ir.kkr.com/kfn_ir/kfn_events.cfm.  Supplemental materials that will be discussed during the call will be available at the same website location.

From time to time the Company may use its website as a channel of distribution of material company information.  Financial and other important information regarding the Company is routinely posted on and accessible at the KFN Investor Relations section of www.kkr.com, where you may also enroll your email address to receive automatic email alerts and other information about the Company.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a specialty finance company with expertise in a range of asset classes. KFN’s core business strategy is to leverage the proprietary resources of its manager with the objective of generating both current income and capital appreciation. KFN executes its core business strategy through its majority-owned subsidiaries. KFN is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of KKR Asset Management LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P.  Additional information regarding KFN is available at http://www.kkr.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the Company’s current expectations, estimates and projections. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “strive,” “plan,” “estimate,” and “project,” and similar words identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, actual results and the timing of certain events could differ materially from those addressed in forward-looking statements due to a number of factors including, but not limited to, changes in interest rates and market values, financing and capital availability, changes in prepayment rates, underperformance of the Company’s investments, general economic and political conditions and events, changes in market conditions, particularly in the global fixed income, credit and equity markets, the impact of current, pending and future legislation, regulation and legal actions, and other factors not presently identified. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 28, 2013. Any forward-looking statements speak only as of the date of this press release and the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events, except for as required by federal securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

Schedule I

KKR Financial Holdings LLC and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share information)

	For the three months ended September 30, 2013	For the three months ended September 30, 2012	For the nine months ended September 30, 2013	For the nine months ended September 30, 2012
Revenues
Loan interest income	$82,541	$101,988	$272,919	$313,684
Securities interest income	10,933	18,791	39,326	62,180
Oil and gas revenue	32,446	21,487	84,118	44,262
Other	2,782	1,068	10,033	1,692
Total revenues	128,702	143,334	406,396	421,818
Investment costs and expenses
Interest expense	39,767	40,418	118,366	123,788
Interest expense to affiliates	6,839	12,954	26,485	38,131
Provision for loan losses	9,339	—	20,407	46,498
Oil and gas production costs	9,163	9,803	26,420	19,041
Oil and gas depreciation, depletion and amortization	11,806	7,011	29,910	14,867
Other	963	714	2,531	3,482
Total investment costs and expenses	77,877	70,900	224,119	245,807
Other income
Net realized and unrealized gain on investments	5,673	75,774	125,397	160,788
Net realized and unrealized loss on derivatives and foreign exchange	(3,062)	(8,102)	(5,012)	(2,583)
Net loss on restructuring and extinguishment of debt	—	—	(20,269)	(445)
Other income	3,615	5,371	17,565	10,664
Total other income	6,226	73,043	117,681	168,424
Other expenses
Related party management compensation	10,920	26,602	56,744	57,519
General, administrative and directors expenses	4,654	5,464	13,138	14,913
Professional services	1,573	1,130	5,288	4,334
Total other expenses	17,147	33,196	75,170	76,766
Income before income taxes	39,904	112,281	224,788	267,669
Income tax expense (benefit)	18	317	434	(3,548)
Net income	$39,886	$111,964	$224,354	$271,217

Preferred share distributions	6,891	—	20,520	—
Net income available to common shareholders	$32,995	$111,964	$203,834	$271,217

Net income per common share:
Basic	$0.16	$0.63	$1.01	$1.52
Diluted	$0.16	$0.61	$1.01	$1.48

Weighted-average number of common shares outstanding:
Basic	204,134	177,862	201,824	177,815
Diluted	204,134	183,431	201,824	182,440

Distributions declared per common share	$0.21	$0.21	$0.68	$0.65

Schedule II

KKR Financial Holdings LLC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands, except share information)

	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$221,986	$237,606
Restricted cash and cash equivalents	509,688	896,396
Securities	519,675	533,520
Corporate loans, net (includes $156,595 and $35,879 measured at estimated fair value and $312,312 and $128,289 loans held for sale as of September 30, 2013 and December 31, 2012, respectively)	6,153,072	5,947,857
Equity investments, at estimated fair value ($5,319 and $7,187 pledged as collateral as of September 30, 2013 and December 31, 2012, respectively)	191,153	161,621
Oil and gas properties, net	372,034	289,929
Derivative assets	35,348	23,207
Interest and principal receivable	38,586	46,960
Other assets	430,449	221,783
Total assets	$8,471,991	$8,358,879
Liabilities
Collateralized loan obligation secured notes	$4,903,438	$5,122,338
Collateralized loan obligation junior secured notes to affiliates	193,921	296,557
Credit facilities	48,489	107,789
Convertible senior notes	—	166,028
Senior notes	362,251	362,178
Junior subordinated notes	283,517	283,517
Accounts payable, accrued expenses and other liabilities	74,737	25,931
Accrued interest payable	16,497	20,519
Accrued interest payable to affiliates	4,134	6,632
Related party payable	3,847	10,998
Derivative liabilities	86,108	117,270
Total liabilities	5,976,939	6,519,757
Shareholders’ equity
Preferred shares, no par value, 50,000,000 shares authorized and 14,950,000 and zero issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	—	—
Common shares, no par value, 500,000,000 shares authorized, and 204,824,159 and 178,437,078 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	—	—
Paid-in-capital	3,313,400	2,762,584
Accumulated other comprehensive loss	(29,693)	(70,226)
Accumulated deficit	(788,655)	(853,236)
Total shareholders’ equity	2,495,052	1,839,122
Total liabilities and shareholders’ equity	$8,471,991	$8,358,879

Investor Relations Contact:

Pam Testani

+1 (855) 374-5411 (US) / +1 (415) 315-3633

kfn.ir@kkr.com

Media Contact:

Kristi Huller

+1 (212) 750-8300

media@kkr.com